CAMPBELL REPORTS THIRD-QUARTER FISCAL 2024 RESULTS

•Completed the acquisition of Sovos Brands, Inc. (Sovos Brands) on March 12, 2024.
•Net Sales were $2.4 billion, increasing 6%, and were comparable to prior year on an organic basis. On a two-year-compound annual growth rate (CAGR), net sales increased 5% and organic net sales increased 2%.
•Earnings Before Interest and Taxes (EBIT) were $248 million; Adjusted EBIT was $354 million, an increase of 13% including the impact of the acquisition.
•Earnings Per Share (EPS) were $0.44; Adjusted EPS were $0.75, increasing 10%.
•Updates full-year fiscal 2024 guidance to include Sovos Brands.

CAMDEN, N.J., Jun. 5, 2024—Campbell Soup Company (NYSE:CPB) today reported results for its third-quarter fiscal 2024 ended April 28, 2024. Unless otherwise stated, all comparisons are to the same period of fiscal 2023. Third quarter and year-to-date financial results include a partial quarter of contribution of the Sovos Brands acquisition.

CEO Comments
“We delivered a solid third quarter with sequential volume improvement, stable organic net sales, double-digit adjusted EBIT and adjusted EPS growth,” said Campbell’s President and CEO, Mark Clouse. “We are excited about the integration of the Sovos Brands business, which already is bringing significant incremental growth to our company as we continue to navigate the pace of consumer recovery.”

	Three Months Ended			Nine Months Ended
($ in millions, except per share)	April 28, 2024	April 30, 2023	% Change	April 28, 2024	April 30, 2023	% Change
Net Sales
As Reported (GAAP)	$2,369	$2,229	6%	$7,343	$7,289	1%
Organic			—%			(1)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$248	$254	(2)%	$923	$1,040	(11)%
Adjusted	$354	$313	13%	$1,125	$1,125	—%
Diluted Earnings Per Share
As Reported (GAAP)	$0.44	$0.53	(17)%	$1.91	$2.29	(17)%
Adjusted	$0.75	$0.68	10%	$2.46	$2.50	(2)%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability

The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Nine Months Ended
	April 28, 2024	April 30, 2023	April 28, 2024	April 30, 2023
As Reported (GAAP)	$0.44	$0.53	$1.91	$2.29

Costs associated with cost savings and optimization initiatives	$0.05	$0.08	$0.17	$0.12

Costs associated with acquisition	$0.27	$—	$0.33	$—

Commodity mark-to-market adjustments	$(0.03)	$0.02	$(0.01)	$0.02

Accelerated amortization	$0.02	$—	$0.05	$—

Plum litigation expenses	$—	$—	$0.01	$—

Cybersecurity incident costs	$—	$—	$0.01	$—

Pension actuarial losses (gains)	$—	$0.04	$—	$0.07

Adjusted*	$0.75	$0.68	$2.46	$2.50

*Numbers may not add due to rounding.

Third-Quarter Results
Net sales in the quarter increased 6% driven by the benefit from Sovos Brands acquisition, which is also referred to below as the acquisition. Organic net sales of $2.2 billion were comparable to the prior year's net sales, with flat volume / mix sequentially improved from the second quarter. On a two-year CAGR basis, reported net sales grew approximately 5% and organic net sales grew approximately 2%, driven by favorable net price realization and brand strength.

Gross profit increased to $732 million from $668 million. Gross profit margin was 30.9% compared to 30.0%. Excluding items impacting comparability, adjusted gross profit increased to $740 million from $689 million. Adjusted gross profit margin increased 30 basis points to 31.2% driven by supply chain productivity improvements and the benefit from cost savings initiatives, which combined more than offset higher cost inflation and other supply chain costs, and the impact of the acquisition.

Marketing and selling expenses, which represented approximately 9% of net sales, increased 6% to $206 million, primarily due to the impact of the acquisition. Excluding items impacting comparability in the current year, adjusted marketing and selling expenses increased 2% to $198 million.

Administrative expenses increased 25% to $208 million primarily driven by the impact of costs related to the acquisition. Excluding items impacting comparability, adjusted administrative expenses increased 1% to $156 million.

Other expenses were $30 million compared to $23 million, driven in part by costs related to the acquisition. Excluding items impacting comparability, adjusted other expenses were $8 million compared to $6 million.

As reported EBIT decreased to $248 million from $254 million. Excluding items impacting comparability, adjusted EBIT increased 13% to $354 million primarily due to higher adjusted gross profit from the contribution of the acquisition and the base business, partially offset by higher adjusted expenses, including marketing and selling, administrative, research and development and other expenses.

Net interest expense increased 43% to $66 million. Excluding items impacting comparability, adjusted net interest expense was $64 million compared to $46 million, primarily due to an increase in interest expense related to higher levels of debt to fund the acquisition. The effective tax rate was 26.9%, an increase of 380 basis points compared to 23.1% driven by non-deductible costs associated with the recent acquisition. Excluding items impacting comparability, the adjusted effective tax rate decreased 80 basis points to 22.8%.

As reported EPS were $0.44 per share compared to $0.53 per share. Excluding items impacting comparability, adjusted EPS increased 10% to $0.75 per share primarily reflecting the increase in adjusted EBIT and lower adjusted effective tax rate, partially offset by higher adjusted net interest expense. The Sovos Brands acquisition was approximately neutral to third quarter adjusted earnings per share.

Nine-Month Results
Net sales increased 1% driven by the benefit of the recent Sovos Brands acquisition. Organic net sales decreased 1% to $7.2 billion with unfavorable volume / mix mostly offset by the benefit of net price realization. On a two-year CAGR basis, reported net sales grew approximately 6% and organic net sales grew approximately 5%, driven by favorable net price realization and brand strength.

As reported EBIT decreased 11% to $923 million. Excluding items impacting comparability, adjusted EBIT of $1.1 billion was flat primarily due to higher adjusted gross profit from the contribution of the acquisition, offset by higher adjusted expenses, including marketing and selling, other expenses and research and development.

Net interest expense increased 17% to $160 million. Excluding items impacting comparability, adjusted net interest expense was $158 million compared to $137 million, primarily due to an increase in interest expense related to higher levels of debt to fund the acquisition of Sovos Brands. The effective tax rate increased 160 basis points to 25.3%. Excluding items impacting comparability, the adjusted effective tax rate increased 10 basis points to 23.9%.

As reported EPS decreased to $1.91 per share compared to $2.29 per share. Excluding items impacting comparability, adjusted EPS decreased $0.04, or 2%, to $2.46 per share primarily reflecting the increase in adjusted net interest expense, partially offset by a reduction in the weighted average diluted shares outstanding.

Cash flow from operations was $897 million compared to $918 million primarily due to costs associated with the acquisition. Capital expenditures were $376 million compared to $257 million. In line with Campbell’s commitment to return value to its shareholders, the company paid $334 million of cash dividends and repurchased common stock of approximately $46 million. At the end of the third quarter, the company had approximately $301 million remaining under the current $500 million strategic share repurchase program and approximately $58 million remaining under its $250 million anti-dilutive share repurchase program.

Cost Savings Program from Continuing Operations
Through the third quarter, Campbell has delivered $940 million of total savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies. The company remains on track to deliver $1 billion of cost savings by the end of fiscal 2025.

Additionally, the company achieved $3 million in cost synergies in the quarter related to the Sovos Brands integration plan. The company expects to realize approximately $50 million in annual ongoing savings by the end of fiscal 2026 once all phases of integration are complete.

Full-Year Fiscal 2024 Guidance:
The company is updating its fiscal 2024 full-year guidance previously provided on March 6, 2024, to reflect the expected performance of the base business and the impact of the recent acquisition.

Full-year reported net sales growth is expected to be in the range of 3% to 4% driven by the incremental impact of the Sovos Brands acquisition. Organic net sales growth is tracking to the midpoint of the updated range of approximately 0% to down 1%, reflecting the current pace of consumer recovery. At the midpoint, this represents about half a point lower than the bottom end of the 0% to 2% organic net sales growth range indicated on the company’s second quarter earnings call.

Full-year adjusted EBIT growth for the combined business is expected to be approximately 6.5% to 7% reflecting the partial year contribution of the acquisition, inclusive of integration savings, as well as base business performance including lower adjusted marketing and selling expenses and favorable price realization, productivity and cost savings more than offsetting inflation and other supply chain costs.

Full-year adjusted earnings per share growth for the combined business is expected to be approximately 2% to 3% to $3.07 to $3.10, compared to $3.00 in the prior year. This includes expected dilution from the Sovos Brands acquisition of between $0.01 and $0.02 per share.

The company expects to build momentum into the fourth quarter, with continued stabilization of year-over-year volume growth, double-digit growth of both fourth quarter adjusted EBIT and adjusted earnings per share, and continued momentum on the integration of Sovos Brands.

Other additional guidance assumptions can be found in the accompanying investor presentation available at investor.campbellsoupcompany.com/events-and-presentations.

The full-year fiscal 2024 guidance is set forth in the table below:

	FY2023 Results	Previous FY2024 Guidance	Updated FY2024 Guidance including Sovos Brands
($ in millions, except per share)
Net Sales	$9,357	(0.5)% to +1.5%	+3% to +4%
Organic Net Sales[1]	$9,306*	0% to +2%	(1)% to 0%

Adjusted EBIT[2]	$1,367*	+3% to +5%	+6.5% to +7%

Adjusted EPS[2]	$3.00*	+3% to +5%	+2% to +3%
		$3.09 to $3.15	$3.07 to $3.10

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
1 Growth rate adjusted for the Emerald nuts business, which was divested on May 30, 2023 and Sovos Brands, which was acquired on March 12, 2024.
2 Adjusted EBIT in fiscal 2023 included approximately $14 million and adjusted EPS included approximately $0.04 of litigation expenses related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021. We are excluding these expenses from our fiscal 2024 adjusted EBIT and adjusted EPS and thereafter as we do not believe that these expenses reflect our underlying operating performance.
Note: A non-GAAP reconciliation is not provided for fiscal 2024 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended April 28, 2024
	($ in millions)
	Meals & Beverages	Snacks	Total*
Net Sales, as Reported	$1,272	$1,097	$2,369

Volume/Mix	1%	(1)%	—%
Net Price Realization	(1)%	—%	—%
Organic Net Sales	—%	(1)%	—%
Currency	—%	—%	—%
Acquisition / (Divestiture)[1]	15%	(1)%	7%
% Change vs. Prior Year	15%	(2)%	6%

Segment Operating Earnings	$229	$167
% Change vs. Prior Year	26%	(7)%

*Numbers may not add due to rounding.
1 Reflects the incremental net sales associated with the Sovos Brands acquisition, which was completed on March 12, 2024, and the loss of net sales associated with the divestiture of the Emerald nuts business, which was completed on May 30, 2023.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Nine Months Ended April 28, 2024
	($ in millions)
	Meals & Beverages	Snacks*	Total*
Net Sales, as Reported	$4,058	$3,285	$7,343

Volume/Mix	(3)%	(2)%	(2)%
Net Price Realization	1%	3%	2%
Organic Net Sales	(2)%	—%	(1)%
Currency	—%	—%	—%
Acquisition / (Divestiture)[1]	4%	(1)%	2%
% Change vs. Prior Year	2%	(1)%	1%

Segment Operating Earnings	$763	$489
% Change vs. Prior Year	—%	1%

*Numbers may not add due to rounding.
1 Reflects the incremental net sales associated with the Sovos Brands acquisition, which was completed on March 12, 2024, and the loss of net sales associated with the divestiture of the Emerald nuts business, which was completed on May 30, 2023.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter increased 15% driven by the benefit of the Sovos Brands acquisition. Excluding the acquisition, organic net sales were comparable to the prior year as gains in foodservice were offset by lower net sales of U.S. retail products. Within U.S. retail products, lower net sales in beverages, Campbell’s pasta and Swanson canned poultry were partially offset by gains in Prego pasta sauces and U.S. soup. Favorable volume / mix of 1% was offset by slightly lower net price realization of 1%. Sales of U.S. soup increased 2% primarily due to an increase in broth, partially offset by decreases in ready-to-

serve soups and condensed soups. On a two-year CAGR basis, Meals & Beverages reported net sales grew approximately 6%, while organic net sales were lower by approximately 1%.

Operating earnings in the quarter increased 26%, primarily driven by the contribution of the acquisition, higher gross profit and lower marketing and selling expenses in the base business. Gross profit margin increased due to supply chain productivity improvements, favorable volume / mix and the benefit of cost savings initiatives, partially offset by higher cost inflation and other supply chain costs, unfavorable net price realization and the impact of the recent acquisition.

Snacks
Net sales in the quarter decreased 2%. Excluding the impact from the divestiture of the Emerald nuts business, organic net sales decreased 1% driven by declines in third-party partner brands, contract manufacturing, frozen products and fresh bakery, partially offset by higher net sales of its 8 power brands, which were up 2%. Sales of power brands benefited from growth in cookies and crackers, primarily Goldfish crackers, and in salty snacks. Volume / mix was slightly unfavorable by 1% and net price realization was neutral. On a two-year CAGR basis, Snacks net sales, reported and organic, grew approximately 5% and 6%, respectively.

Operating earnings in the quarter decreased 7% primarily due to lower gross profit. Gross profit margin decreased due to higher cost inflation and other supply chain costs and unfavorable volume / mix, partially offset by supply chain productivity improvements and the benefit of cost savings initiatives.

Corporate
Corporate expense was $135 million in the third quarter of fiscal 2024 compared to $101 million.

Corporate expense in the current quarter included the following:
•$77 million of costs associated with the acquisition;
•$23 million of costs related to cost savings and optimization initiatives;
•$6 million of accelerated amortization; and
•$13 million of unrealized mark-to-market gains on outstanding undesignated commodity hedges.

Corporate expense in the third quarter of fiscal 2023 included:
•$27 million of costs related to cost savings initiatives;
•$17 million of pension actuarial losses; and
•$9 million of unrealized mark-to-market losses on outstanding undesignated commodity hedges.

After factoring in these items, the remaining decrease in Corporate expense was primarily due to lower general and administrative expenses.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number (888) 210-3346. Participants calling from outside the U.S. may dial in using phone number +1 (646) 960-0253. The conference access code is 2518868. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at investor.campbellsoupcompany.com/events-and-presentations.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice; and as of March 12, 2024, Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Michael Angelo's frozen entrées and pasta sauces; and noosa yogurts. The segment also includes snacking products in foodservice and Canada.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*, Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, Pop Secret popcorn, and other snacking products in retail in the U.S. We refer to the * brands as our "power brands." The segment also includes the retail business in Latin America. The segment included the results of our Emerald nuts business, which was sold on May 30, 2023.

About Campbell
For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted us to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, the company generated fiscal 2023 net sales of $9.4 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Michael Angelo's, noosa, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao's, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
Rebecca_Gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: the risk that the cost savings and any other synergies from the Sovos Brands, Inc. (“Sovos Brands”) transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive within the expected timeframe or the extent anticipated; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key co-manufacturer and supplier relationships; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changes in consumer demand for the company’s products and favorable perception of the company’s brands; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; the costs, disruption and diversion of management’s attention associated with activist investors; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; increased liabilities and costs related to the company’s defined benefit pension plans; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including weather-related events; negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the company’s outlook. The company disclaims any obligation or intent to update forward-looking statements in order to reflect new information, events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	April 28, 2024	April 30, 2023
Net sales	$2,369	$2,229
Costs and expenses
Cost of products sold	1,637	1,561
Marketing and selling expenses	206	194
Administrative expenses	208	167
Research and development expenses	27	24
Other expenses / (income)	30	23
Restructuring charges	13	6
Total costs and expenses	2,121	1,975
Earnings before interest and taxes	248	254
Interest, net	66	46
Earnings before taxes	182	208
Taxes on earnings	49	48
Net earnings	133	160
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$133	$160
Per share - basic
Net earnings attributable to Campbell Soup Company	$.45	$.54
Weighted average shares outstanding - basic	298	299
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.44	$.53
Weighted average shares outstanding - assuming dilution	300	301

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Nine Months Ended
	April 28, 2024	April 30, 2023
Net sales	$7,343	$7,289
Costs and expenses
Cost of products sold	5,047	5,028
Marketing and selling expenses	645	612
Administrative expenses	555	487
Research and development expenses	76	66
Other expenses / (income)	80	41
Restructuring charges	17	15
Total costs and expenses	6,420	6,249
Earnings before interest and taxes	923	1,040
Interest, net	160	137
Earnings before taxes	763	903
Taxes on earnings	193	214
Net earnings	570	689
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$570	$689
Per share - basic
Net earnings attributable to Campbell Soup Company	$1.91	$2.30
Weighted average shares outstanding - basic	298	299
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.91	$2.29
Weighted average shares outstanding - assuming dilution	299	301

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	April 28, 2024	April 30, 2023	Percent Change
Sales
Contributions:
Meals & Beverages	$1,272	$1,108	15%
Snacks	1,097	1,121	(2)%
Total sales	$2,369	$2,229	6%
Earnings
Contributions:
Meals & Beverages	$229	$182	26%
Snacks	167	179	(7)%
Total operating earnings	396	361	10%
Corporate income (expense)	(135)	(101)
Restructuring charges	(13)	(6)
Earnings before interest and taxes	248	254	(2)%
Interest, net	66	46
Taxes on earnings	49	48
Net earnings	133	160	(17)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$133	$160	(17)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.44	$.53	(17)%

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Nine Months Ended
	April 28, 2024	April 30, 2023	Percent Change
Sales
Contributions:
Meals & Beverages	$4,058	$3,971	2%
Snacks	3,285	3,318	(1)%
Total sales	$7,343	$7,289	1%
Earnings
Contributions:
Meals & Beverages	$763	$762	—%
Snacks	489	482	1%
Total operating earnings	1,252	1,244	1%
Corporate income (expense)	(312)	(189)
Restructuring charges	(17)	(15)
Earnings before interest and taxes	923	1,040	(11)%
Interest, net	160	137
Taxes on earnings	193	214
Net earnings	570	689	(17)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$570	$689	(17)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.91	$2.29	(17)%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	April 28, 2024	April 30, 2023
Current assets	$2,139	$2,104
Plant assets, net	2,621	2,364
Intangible assets, net	9,947	7,140
Other assets	536	465
Total assets	$15,243	$12,073
Current liabilities	$3,457	$2,288
Long-term debt	5,752	4,496
Other liabilities	2,119	1,701
Total equity	3,915	3,588
Total liabilities and equity	$15,243	$12,073
Total debt	$7,179	$4,759
Total cash and cash equivalents	$107	$223

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Nine Months Ended
	April 28, 2024	April 30, 2023
Cash flows from operating activities:
Net earnings	$570	$689
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	17	15
Stock-based compensation	80	48
Amortization of inventory fair value adjustment from acquisition	17	—
Pension and postretirement benefit expense	5	20
Depreciation and amortization	298	284
Deferred income taxes	13	(2)
Other	103	78
Changes in working capital, net of acquisition
Accounts receivable	(33)	1
Inventories	102	(40)
Other current assets	(28)	(8)
Accounts payable and accrued liabilities	(180)	(123)
Other	(67)	(44)
Net cash provided by operating activities	897	918
Cash flows from investing activities:
Purchases of plant assets	(376)	(257)
Purchases of route businesses	(28)	(13)
Sales of route businesses	33	—
Business acquired, net of cash acquired	(2,617)	—
Other	1	1
Net cash used in investing activities	(2,987)	(269)
Cash flows from financing activities:
Short-term borrowings, including commercial paper and delayed draw term loan	4,616	2,479
Short-term repayments, including commercial paper and delayed draw term loan	(4,556)	(2,473)
Long-term borrowings	2,496	500
Long-term repayments	(100)	(566)
Dividends paid	(334)	(336)
Treasury stock purchases	(46)	(141)
Treasury stock issuances	—	22
Payments related to tax withholding for stock-based compensation	(46)	(19)
Payments of debt issuance costs	(22)	—
Other	—	(1)
Net cash provided by (used in) financing activities	2,008	(535)
Effect of exchange rate changes on cash	—	—
Net change in cash and cash equivalents	(82)	114
Cash and cash equivalents — beginning of period	189	109
Cash and cash equivalents — end of period	$107	$223

Reconciliation of GAAP to Non-GAAP Financial Measures
Third Quarter Ended April 28, 2024
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; costs associated with cost savings and optimization initiatives; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; impairment charges or accelerated amortization; certain litigation expenses; and costs related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	April 28, 2024				April 30, 2023			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,272	$—	$(166)	$1,106	$1,108	$—	$1,108	15%	—%
Snacks	1,097	(1)	—	1,096	1,121	(16)	1,105	(2)%	(1)%
Total Net Sales	$2,369	$(1)	$(166)	$2,202	$2,229	$(16)	$2,213	6%	—%

Nine Months Ended
	April 28, 2024				April 30, 2023			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$4,058	$3	$(166)	$3,895	$3,971	$—	$3,971	2%	(2)%
Snacks	3,285	(2)	—	3,283	3,318	(46)	3,272	(1)%	—%
Total Net Sales	$7,343	$1	$(166)	$7,178	$7,289	$(46)	$7,243	1%	(1)%

Three Months Ended
	April 28, 2024				May 1, 2022			Two-Year CAGR
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,272	$8	$(166)	$1,114	$1,131	$—	$1,131	6%	(1)%
Snacks	1,097	(1)	—	1,096	999	(17)	982	5%	6%
Total Net Sales	$2,369	$7	$(166)	$2,210	$2,130	$(17)	$2,113	5%	2%

Nine Months Ended
	April 28, 2024				May 1, 2022			Two-Year CAGR
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$4,058	$28	$(166)	$3,920	$3,672	$—	$3,672	5%	3%
Snacks	3,285	(3)	—	3,282	2,903	(49)	2,854	6%	7%
Total Net Sales	$7,343	$25	$(166)	$7,202	$6,575	$(49)	$6,526	6%	5%

Three Months Ended
	April 30, 2023			May 1, 2022	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Total Net Sales	$2,229	$7	$2,236	$2,130	5%	5%

Year Ended
	July 30, 2023
(millions)	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales for FY 2024 Guidance
Meals & Beverages	$4,907	$—	$4,907
Snacks	4,450	(51)	4,399
Total Net Sales	$9,357	$(51)	$9,306

Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of costs associated with cost savings and optimization initiatives, costs associated with acquisitions, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, accelerated amortization, certain litigation expenses, costs related to a cybersecurity incident, actuarial gains or losses on pension and postretirement plans, and gains or losses on divestitures. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years. In the third quarter of fiscal 2024, the company recorded implementation costs and other related costs of $13 million in Administrative expenses, $3 million in Cost of products sold, $1 million in Marketing and selling expenses, $1 million in Research and development expenses and a reduction to Restructuring charges of $3 million related to these initiatives. In the third quarter of fiscal 2023, the company recorded Restructuring charges of $6 million and implementation costs and other related costs of $13 million in Administrative expenses, $12 million in Cost of products sold and $2 million in Research and development expenses (aggregate impact of $24 million after tax, or $.08 per share) related to these initiatives. In the nine-month period of fiscal 2024, the company recorded Restructuring charges of $1 million and implementation costs and other related costs of $47 million in Administrative expenses, $9 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives. In the nine-month period of fiscal 2023, the company recorded Restructuring charges of $15 million and implementation costs and other related costs of $21 million in Administrative expenses, $12 million in Cost of products sold and $2 million in Research and development expenses (aggregate impact of $37 million after tax, or $.12 per share) related to these initiatives. For the year ended July 30, 2023, the company recorded Restructuring charges of $16 million and implementation costs and other related costs of $24 million in Administrative expenses, $18 million in Cost of products sold, $5 million in Marketing and selling expenses and $3 million in Research and development expenses (aggregate impact of $50 million after tax, or $.17 per share) related to these initiatives.

In the second quarter of fiscal 2024, the company began implementation of a new optimization initiative to improve the effectiveness of its Snacks direct-store-delivery route-to-market network. In the third quarter of fiscal 2024, the company recognized $5 million in Marketing and selling expenses related to this initiative.
In the third quarter of fiscal 2024, the total aggregate impact related to the cost savings and optimization initiatives was $20 million ($15 million after tax, or $.05 per share). In the nine-month period of fiscal 2024, the total aggregate impact related to the cost savings and optimization initiatives was $69 million ($52 million after tax, or $.17 per share).
(2)In the first quarter of fiscal 2024, the company announced its intent to acquire Sovos Brands, Inc. and on March 12, 2024, the acquisition closed. In the third quarter of fiscal 2024, the company incurred $93 million of costs associated with the acquisition, of which $16 million was recorded in Restructuring charges, $39 million in Administrative expenses, $16 million in Other expenses / (income), $2 million in Marketing and selling expenses, $2 million in Research and development expenses and $18 million in Cost of products sold, of which $17 million was associated with the acquisition date fair value adjustment for inventory. The company also recorded costs of $2 million in Interest expense related to costs associated with the Delayed Draw Term Loan Credit Agreement used to fund the acquisition. The aggregate impact was $95 million, $81 million after tax, or $.27 per share. In the nine-month period of fiscal 2024, the company incurred $114 million of costs associated with the acquisition, of which $16 million was recorded in Restructuring charges, $39 million in Administrative expenses, $35 million in Other expenses / (income), $2 million in Marketing and selling expenses, $2 million in Research and development expenses, $18 million in Cost of products sold and $2 million in Interest expense. The aggregate after-tax impact was $98 million, or $.33 per share.
(3)In the third quarter of fiscal 2024, the company recognized gains in Cost of products sold of $13 million ($10 million after tax, or $.03 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the third quarter of fiscal 2023, the company recognized losses in Cost of products sold of $9 million ($7 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the nine-month period of fiscal 2024, the company recognized gains in Cost of products sold of $5 million ($4 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the nine-month period of fiscal 2023, the company recognized losses in Cost of products sold of $9 million ($7 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended July 30, 2023, the company recognized gains in Cost of products sold of $21 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(4)In the third quarter of fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $6 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers, which began in the fourth quarter of fiscal 2023. In the nine-month period of fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $20 million ($15 million after tax, or $.05 per share) related to customer relationship intangible assets. For the year ended July 30, 2023, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets.
(5)In the nine-month period of fiscal 2024, the company recorded pre- and after-tax litigation expenses in Administrative expenses of $3 million ($.01 per share) related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021.
(6)In the nine-month period of fiscal 2024, the company recorded costs of $2 million in Cost of products sold and $1 million in Administrative expenses (aggregate impact of $2 million after tax, or $.01 per share) related to a cybersecurity incident that was identified in the fourth quarter of fiscal 2023.
(7)In the third quarter of fiscal 2023, the company recognized actuarial losses in Other expenses / (income) of $17 million ($13 million after tax, or $.04 per share). In the nine-month period of fiscal 2023, the company recognized actuarial losses in Other expenses / (income) of $26 million ($20 million after tax, or $.07 per share). The actuarial losses related to interim remeasurements of certain U.S. pension plans due to lump sum distributions that exceeded or were expected to exceed service and interest costs resulting in settlement accounting for the plans. For the year ended July 30, 2023, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $15 million ($11 million after tax, or $.04 per share).
(8)For the year ended July 30, 2023, the company recorded a pre- and after-tax loss in Other expenses / (income) of $13 million ($.04 per share) on the sale of its Emerald nuts business.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	April 28, 2024			April 30, 2023
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$732	$8	$740	$668	$21	$689	7%
Gross profit margin	30.9%		31.2%	30.0%		30.9%	30 pts

Marketing and selling expenses	$206	$(8)	$198	$194	$—	$194	2%
Administrative expenses	$208	$(52)	$156	$167	$(13)	$154	1%
Research and development expenses	$27	$(3)	$24	$24	$(2)	$22
Other expenses / (income)	$30	$(22)	$8	$23	$(17)	$6
Restructuring charges	$13	$(13)	$—	$6	$(6)	$—

Earnings before interest and taxes	$248	$106	$354	$254	$59	$313	13%
Interest, net	66	(2)	64	46	—	46	39%
Earnings before taxes	$182	$108	$290	$208	$59	$267
Taxes	49	17	66	48	15	63
Effective income tax rate	26.9%		22.8%	23.1%		23.6%	(80) pts
Net earnings attributable to Campbell Soup Company	$133	$91	$224	$160	$44	$204	10%
Diluted net earnings per share attributable to Campbell Soup Company*	$.44	$.30	$.75	$.53	$.15	$.68	10%
(a) See following tables for additional information.
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	April 28, 2024
(millions, except per share amounts)	Costs associated with cost savings and optimization initiatives (1)	Costs associated with acquisition (2)	Commodity mark-to-market (3)	Accelerated amortization (4)	Adjustments
Gross profit	$3	$18	$(13)	$—	$8
Marketing and selling expenses	(6)	(2)	—	—	(8)
Administrative expenses	(13)	(39)	—	—	(52)
Research and development expenses	(1)	(2)	—	—	(3)
Other expenses / (income)	—	(16)	—	(6)	(22)
Restructuring charges	3	(16)	—	—	(13)
Earnings before interest and taxes	$20	$93	$(13)	$6	$106
Interest, net	—	(2)	—	—	(2)
Earnings before taxes	$20	$95	$(13)	$6	$108
Taxes	5	14	(3)	1	17
Net earnings attributable to Campbell Soup Company	$15	$81	$(10)	$5	$91
Diluted net earnings per share attributable to Campbell Soup Company*	$.05	$.27	$(.03)	$.02	$.30
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	April 30, 2023
(millions, except per share amounts)	Costs associated with cost savings and optimization initiatives (1)	Commodity mark-to-market (3)	Pension and postretirement adjustments (7)	Adjustments
Gross profit	$12	$9	$—	$21
Administrative expenses	(13)	—	—	(13)
Research and development expenses	(2)	—	—	(2)
Other expenses / (income)	—	—	(17)	(17)
Restructuring charges	(6)	—	—	(6)
Earnings before interest and taxes	$33	$9	$17	$59
Interest, net	—	—	—	—
Earnings before taxes	$33	$9	$17	$59
Taxes	9	2	4	15
Net earnings attributable to Campbell Soup Company	$24	$7	$13	$44
Diluted net earnings per share attributable to Campbell Soup Company*	$.08	$.02	$.04	$.15
*The sum of individual per share amounts may not add due to rounding.

	Nine Months Ended
	April 28, 2024			April 30, 2023
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$2,296	$24	$2,320	$2,261	$21	$2,282	2%
Gross profit margin	31.3%		31.6%	31.0%		31.3%	30 pts

Marketing and selling expenses	$645	$(11)	$634	$612	$—	$612	4%
Administrative expenses	$555	$(90)	$465	$487	$(21)	$466	—%
Research and development expenses	$76	$(5)	$71	$66	$(2)	$64
Other expenses / (income)	$80	$(55)	$25	$41	$(26)	$15
Restructuring charges	$17	$(17)	$—	$15	$(15)	$—

Earnings before interest and taxes	$923	$202	$1,125	$1,040	$85	$1,125	—%
Interest, net	160	(2)	158	137	—	137	15%
Earnings before taxes	$763	$204	$967	$903	$85	$988
Taxes	193	38	231	214	21	235
Effective income tax rate	25.3%		23.9%	23.7%		23.8%	10 pts
Net earnings attributable to Campbell Soup Company	$570	$166	$736	$689	$64	$753	(2)%
Diluted net earnings per share attributable to Campbell Soup Company*	$1.91	$.56	$2.46	$2.29	$.21	$2.50	(2)%
(a) See following tables for additional information.
*The sum of individual per share amounts may not add due to rounding.

	Nine Months Ended
	April 28, 2024
(millions, except per share amounts)	Costs associated with cost savings and optimization initiatives (1)	Costs associated with acquisition (2)	Commodity mark-to-market (3)	Accelerated amortization (4)	Plum litigation expenses (5)	Cybersecurity incident costs (6)	Adjustments
Gross profit	$9	$18	$(5)	$—	$—	$2	$24
Marketing and selling expenses	(9)	(2)	—	—	—	—	(11)
Administrative expenses	(47)	(39)	—	—	(3)	(1)	(90)
Research and development expenses	(3)	(2)	—	—	—	—	(5)
Other expenses / (income)	—	(35)	—	(20)	—	—	(55)
Restructuring charges	(1)	(16)	—	—	—	—	(17)
Earnings before interest and taxes	$69	$112	$(5)	$20	$3	$3	$202
Interest, net	—	(2)	—	—	—	—	(2)
Earnings before taxes	$69	$114	$(5)	$20	$3	$3	$204
Taxes	17	16	(1)	5	—	1	38
Net earnings attributable to Campbell Soup Company	$52	$98	$(4)	$15	$3	$2	$166
Diluted net earnings per share attributable to Campbell Soup Company	$.17	$.33	$(.01)	$.05	$.01	$.01	$.56

	Nine Months Ended
	April 30, 2023
(millions, except per share amounts)	Costs associated with cost savings and optimization initiatives (1)	Commodity mark-to-market (3)	Pension and postretirement adjustments (7)	Adjustments
Gross profit	$12	$9	$—	$21
Administrative expenses	(21)	—	—	(21)
Research and development expenses	(2)	—	—	(2)
Other expenses / (income)	—	—	(26)	(26)
Restructuring charges	(15)	—	—	(15)
Earnings before interest and taxes	$50	$9	$26	$85
Interest, net	—	—	—	—
Earnings before taxes	$50	$9	$26	$85
Taxes	13	2	6	21
Net earnings attributable to Campbell Soup Company	$37	$7	$20	$64
Diluted net earnings per share attributable to Campbell Soup Company	$.12	$.02	$.07	$.21

(millions, except per share amounts)	Year Ended July 30, 2023
Gross profit, as reported	$2,917
Add: Costs associated with cost savings and optimization initiatives (1)	18
Deduct: Commodity mark-to-market adjustments (3)	(21)
Adjusted Gross profit	$2,914
Adjusted Gross profit margin	31.1%
Earnings before interest and taxes, as reported	$1,312
Add: Costs associated with cost savings and optimization initiatives (1)	66
Add: Costs associated with acquisition (2)	5
Deduct: Commodity mark-to-market adjustments (3)	(21)
Add: Accelerated amortization (4)	7
Deduct: Pension and postretirement adjustments (7)	(15)
Add: Divestiture (8)	13
Adjusted Earnings before interest and taxes	$1,367
Interest, net, as reported	$184
Adjusted Earnings before taxes	$1,183
Taxes on earnings, as reported	$270
Add: Tax benefit from costs associated with cost savings and optimization initiatives (1)	16
Add: Tax benefit from costs associated with acquisition (2)	1
Deduct: Tax expense from commodity mark-to-market adjustments (3)	(5)
Add: Tax benefit from accelerated amortization (4)	2
Deduct: Tax expense from pension and postretirement adjustments (7)	(4)
Adjusted Taxes on earnings	$280
Adjusted effective income tax rate	23.7%
Net earnings attributable to Campbell Soup Company, as reported	$858
Add: Net adjustment from costs associated with cost savings and optimization initiatives (1)	50
Add: Net adjustment from costs associated with acquisition (2)	4
Deduct: Net adjustment from commodity mark-to-market adjustments (3)	(16)
Add: Net adjustment from accelerated amortization (4)	5
Deduct: Net adjustment from pension and postretirement adjustments (7)	(11)
Add: Net adjustment from divestiture (8)	13
Adjusted Net earnings attributable to Campbell Soup Company	$903
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.85
Add: Net adjustment from costs associated with cost savings and optimization initiatives (1)	.17
Add: Net adjustment from costs associated with acquisition (2)	.01
Deduct: Net adjustment from commodity mark-to-market adjustments (3)	(.05)
Add: Net adjustment from accelerated amortization (4)	.02
Deduct: Net adjustment from pension and postretirement adjustments (7)	(.04)
Add: Net adjustment from divestiture (8)	.04
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$3.00